Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-276852

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 15, 2024)

$34,500,000

ONDAS HOLDINGS INC.

3% SENIOR CONVERTIBLE NOTES

On October 28, 2022, we filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement (the “2022 Prospectus Supplement”) for the offer of 3% senior convertible notes due 2023 in the aggregate original principal amount of $34,500,000, as (i) amended and exchanged for the 3% Series B-1 senior convertible note due 2024 and (ii) subsequently amended by the Agreement and Waiver, dated July 21, 2023 (the “Notes”). The Notes are convertible into shares of common stock, par value $0.0001 (“Common Stock”), of Ondas Holdings Inc. (the “Company”) under certain conditions, pursuant to the terms of the Notes. The Notes and Common Stock underlying the Notes were registered pursuant to a shelf registration statement on Form S-3 (Reg No. 333-252571) (the “2021 Registration Statement”), which was declared effective on February 5, 2021. In accordance with SEC rules, the 2021 Registration Statement expired on February 5, 2024, the three-year anniversary of the date on which it was declared effective. On February 2, 2024, the Company initially filed a new shelf registration statement on Form S-3 (Reg. No. 333-276852), which was declared effective on February 15, 2024 (the “2024 Registration Statement”).

The current outstanding principal on the Notes is approximately $19,364,790, covering up to 62,239,987 shares of Common Stock (the “Shares”) issuable from time to time upon conversion or otherwise under the Notes. The Notes, including the Shares, from and after the date hereof will all be offered, issued, and sold pursuant to the 2024 Registration Statement. No further sales will be made under the 2021 Registration Statement.

This prospectus supplement should be read together with the 2022 Prospectus Supplement and the prospectus dated February 15, 2024, including the documents incorporated by reference therein. To the extent the information contained in this prospectus supplement differs from or conflicts with the information contained in the 2022 Prospectus Supplement and the prospectus dated February 15, 2024, or any document incorporated by reference having an earlier date, the information in this prospectus supplement will control.

Legal Matters: The validity of the securities being offered by this prospectus supplement will be passed upon by Akerman, LLP, Miami, Florida, and Snell & Wilmer L.L.P., Las Vegas, Nevada.

Our common stock is listed on the Nasdaq Stock Market under the ticker symbol “ONDS.” On February 20, 2024, the last reported sale price of our common shares on the Nasdaq Stock Market was $1.29 per share.

Oppenheimer & Co. Inc. served as our sole placement agent to use its reasonable efforts to solicit offers to purchase our securities in the offering. See “Plan of Distribution” beginning on page S-21 of this 2022 Prospectus Supplement for more information regarding these arrangements.

Investing in our securities involves certain risks. Before purchasing our Notes, please review the information, including the information incorporated by reference, under the heading “Risk Factors” beginning on Page S-6 of the 2022 Prospectus Supplement and page 5 of the accompanying prospectus dated February 15, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Placement Agent

Oppenheimer & Co.

The date of this prospectus supplement is February 21, 2024.